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                                                                    EXHIBIT 11

                         CARDIOVASCULAR DYNAMICS, INC.

           STATEMENT REGARDING THE COMPUTATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)

                                                                      Three Months Ended           Nine Months Ended
                                                                         September 30,               September 30,
                                                                     --------------------        ---------------------
                                                                       1997         1996           1997          1996
                                                                     -------      -------        -------       -------
Net loss............................................................ $(2,066)     $  (698)       $(3,253)      $(1,845)
                                                                     =======      =======        =======       =======
Computations of weighted average common and common equivalent shares outstanding:
  Weighted average common shares outstanding........................   9,107        8,748          9,098         3,298
  Shares related to staff accounting bulletin topic 4D:
    Stock options...................................................      --          318             --           318
    Preferred Stock Warrants(1).....................................      --           87             --            87
    Adjusted to reflect the effect of the assumed conversion of
      Convertible Obligation from the date of issuance..............      --           --             --            39
    Adjusted to reflect the effect of the assumed conversion of
      Preferred Stock from the date of issuance (Series A and B)....      --           --             --         2,720
                                                                     -------      -------        -------       -------
    Shares used in computing net loss per share (pro forma for
      the three and nine months ended September 30, 1996)...........   9,107        9,153          9,098         6,462
                                                                     =======      =======        =======       =======
    Net loss per share (pro forma for the three and nine months
      ended September 30, 1996)..................................... $ (0.23)     $ (0.08)       $ (0.36)      $ (0.29)
                                                                     =======      =======        =======       =======

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(1) At an assumed conversion rate of two shares of Common Stock for each share of Preferred Stock.